Exhibit 99.1
Encore Energy Partners LP
Announces Pricing of Initial Public Offering; Trading Begins September 12
FORT WORTH, Texas, September 11, 2007 (BUSINESS WIRE) — Encore Energy Partners LP (NYSE: ENP) announced today the pricing of the initial public offering of 9,000,000 of its common units at $21.00 per unit. Encore Energy Partners has also granted the underwriters a 30-day over-allotment option to purchase up to an additional 1,350,000 common units. The common units will begin trading on Wednesday, September 12, on the New York Stock Exchange under the symbol “ENP.” The offering is expected to close on or about September 17, 2007.
The common units offered to the public will represent an aggregate 37.4 percent limited partner interest in Encore Energy Partners, or approximately 40.7 percent if the underwriters exercise in full their over-allotment option. Encore Acquisition Company (NYSE: EAC) and management of Encore Energy Partners will own the remaining equity interests in Encore Energy Partners.
UBS Investment Bank and Lehman Brothers are acting as joint book-running managers for the offering. A.G. Edwards, Credit Suisse, Raymond James and RBC Capital Markets are acting as co-managers for the offering.
A copy of the final prospectus relating to the offering may be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: 212-821-3000; or Lehman Brothers, c/o Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7140, email: qiana.smith@broadridge.com.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
About Encore Energy Partners
Encore Energy Partners was formed by Encore Acquisition Company to acquire, exploit and develop oil and natural gas properties and to acquire, own and operate related assets. Encore Energy Partners’ assets consist primarily of producing and non-producing oil and natural gas properties in the Elk Basin of Wyoming and Montana and the Permian Basin of West Texas.

Encore Energy Partners LP Priced IPO

Forward-Looking Statements
Statements about the offering are forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Encore Energy Partners, and a variety of risks that could cause results to differ materially from those expected by management of Encore Energy Partners. Encore Energy Partners undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
SOURCE: Encore Energy Partners LP
Encore Energy Partners LP, Fort Worth
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Diane Weaver, 817-339-0803
dweaver@encoreacq.com
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